Senesco Announces First Dose of SNS01-T in Cohort 2 of Phase 1b/2a Study in Multiple Myeloma Trial

BRIDGEWATER, N.J. (September 13th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) reported today that the first patient has been enrolled and dosing has been initiated in cohort 2 of its clinical trial with SNS01-T in multiple myeloma. SNS01-T was well tolerated and met the criteria for Stable Disease in 2 of the 3 evaluable patients that comprised cohort 1.

"We were very pleased that the first group, infused with the lowest dose of SNS01-T provided encouraging results including two patients with stable disease of which one patient remained stable at 4 weeks and progressed at 8 weeks after the end of the dosing period," stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "Now that cohort 2 is underway and there are three clinical sites recruiting patients we hope to be able to disclose results on the four-fold higher dose of approximately 4 mg per patient around the end of 2012."

The study is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma patients. Patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg, approximately 1 mg per patient, by intravenous infusion. The planned dose levels for the second, third and fourth groups are 0.05, 0.2 and 0.375 mg/kg, respectively.

While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham

Chief Financial Officer	908-393-9393

Leslie J. Browne, Ph.D.

President & CEO	info@senesco.com